SBM FINANCIAL, LLC

SBM CAPITAL MANAGEMENT, LLC

As published in the Firm’s Compliance and Supervisory Manual, September 2007

PERSONAL SECURITIES TRANSACTIONS AND CODE OF ETHICS

A. General

Advisers Act Rule 204-2 requires that, except for minor exceptions, the Firm must maintain a record of every transaction in a security in which the Firm has or Advisory Representatives have, or by reason of such transaction acquire, any beneficial ownership.

i. Advisory Representative – Legal Definition

Advisers Act Rule 204-2 (12)(A) defines an Advisory Representative as:

1.

Any partner, officer or director of the investment adviser;

2.

Any employee who makes any recommendation;

3.

Any employee who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made;

4.

Any employee who, in connection with his duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations; and

5.

Any of the following persons who obtain information concerning securities recommendations being made by such investment adviser prior to the effective dissemination of such recommendations or of the information concerning such recommendations:

a.

Any person in a control relationship to the investment adviser;

b.

Any affiliated person of such controlling person; and

c.

Any affiliated person of such affiliated person.

ii. Solicitor – Legal Definition

Advisers Act Rule 206-2 (4)(3) defines a Solicitor as “…any person who, directly or indirectly, solicits any clients for, or refers any client to, an investment adviser.”

 Investment Advisers Act Release #688 (07/12/1979)

The SEC has stated that an investment adviser has a duty to supervise a solicitor with respect to solicitation activities performed on behalf of the advisor.  In addition, the solicitor may be deemed to be under the adviser’s control, similar to an employee of the adviser.

iii. Application

The Firm applies the Personal Securities Transactions and Code of Ethics to Investment Advisory Representatives and Solicitors, all of whom are listed on Exhibit A.

The Firm is dedicated to providing effective and proper professional investment management services to a wide variety of clients. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of its clients first and to refrain from having outside interests that conflict with the interests of its clients.  The Firm and its Advisory Representatives (see Exhibit A) must avoid any circumstances that might adversely affect or appear to affect the Firm’s duty of complete loyalty to clients.

Every Advisory Representative should have reasonable freedom with respect to their investment activities and those of their family. At the same time, conflicts of interest could arise between clients and the personal investment activities of the Firm and its Advisory Representatives, thereby abusing the trust that has been placed in the Firm as a registered investment adviser.

The Firm’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of clients. When a potential conflict of interest arises, the Firm and Advisory Representatives must recognize that the client has prior right to the benefits of judgment over the Advisory Representative or any non-client members of the Advisory Representative’s family whom he or she may advise. Inevitably this places some restriction on freedom of investment for Advisory Representatives and their families.

This Manual does not attempt to spell out all possible cases of conflicts of interest, but is designed to highlight possible problem areas.  Advisory Representatives should be conscious that areas other than personal securities transactions might involve conflicts of interest. The rules set forth below are not intended to cover all situations that may involve a possible conflict of interest.  If there is any doubt about a transaction for a Covered Account or for an Advisory Representative’s personal account, the CO should be consulted before the transaction is executed.

Definitions for terms used are found at the end of this Section.

B. Code Of Ethics

While the Firm is confident of its Advisory Representatives' integrity and good faith, there are certain instances where Advisory Representatives possess knowledge regarding present or future transactions or have the ability to influence portfolio transactions. In these situations personal interest may conflict with that of the Firm's clients.  To mitigate these potential conflicts, the Firm has adopted this Code of Ethics to establish reporting requirements and enforcement procedures.

The Code is designed to prohibit potential conflicts of interest and includes the following general principles to guide its Advisory Representatives:

1.

No Advisory Representative shall, in connection with the purchase or sale of securities directly or indirectly:

a.

Employ any device, scheme or artifice to defraud;

b.

Make any untrue statement of a material fact or omit to state a material fact;

c.

Engage in any act, practice, or course of business which would operate as a fraud or deceit; or

d.

Engage in any manipulative practice;

2.

The interests of clients are paramount and all Advisory Representatives must conduct themselves in such a manner that the interests of clients take precedence over all others;

3.

All personal securities transactions by Advisory Representatives must be accomplished in such a way as to avoid any conflict between the interest of the Firm's clients and the interest of any Advisory Representative of the Firm; and

4.

All Advisory Representatives must avoid actions or activities that allow personal benefit or profit from their position with regard to the Firm's clients.

i. Investment Activities in Covered Accounts

The following rules govern investment activities in Covered Accounts:

1.

No transaction in a publicly traded security may be made for an Advisory Representative or other Covered Account before all contemplated orders have been completed for client accounts, unless client and Covered Accounts are purchasing or selling the same security together at the same price per share (before giving effect to any transaction commission, mark up, or mark down) as part of a bunched trade.

2.

If transactions in publicly traded securities for both client accounts and Covered Accounts are completed on the same day, client accounts shall receive an execution price equal to or better than the Covered Accounts.

3.

No publicly traded security that an Advisory Representative knows is being actively considered for purchase in client accounts, may be purchased or recommended for Covered Accounts without the approval of the CO (which need not be in writing if circumstances make written approval impractical). Transactions are generally expected to be effected on the day approval is granted.  Advisory Representatives may not assume that if the CO approves a transaction in a security on one day, that transactions have been approved for the future. Approval by the CO should be sought on each and every day an order is placed.

4.

New publicly offered issues of common stock or convertible securities may not be purchased or recommended for Covered Accounts until after the cooling off period, and then only at the prevailing market price.

5.

Commissions on Covered Account transactions may be negotiated, but payment of a commission rate that is better than the rate available to clients through similar negotiations is prohibited.

6.

If an Advisory Representative is selling or purchasing securities in a Covered Account against an investment action or recommendation by the Firm, the transaction must be pre-approved by the CO.

ii. Insider Trading

It is the policy of the Firm that no Advisory Representative may engage in what is commonly known as Insider Trading.  Specifically, the Firm prohibits:

1.

Trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or

2.

Communicating material nonpublic information to others in violation of the law.

Insider Trading and the legal penalties for engaging in it are described in Section 15 of this Manual.  It also contains procedures intended to help the Firm prevent, detect and, if necessary, punish violative conduct. Refer to Section 15 whenever any question arises regarding the possession of material, nonpublic information about a security.

iii. Fair Dealing vs. Self Dealing

Advisory Representatives shall act in a manner consistent with the obligation to deal fairly with all clients when taking investment action.  Self-dealing for personal benefit or the benefit of the Firm at the expense of clients will not be tolerated.

iv. Front Running

Front running and scalping refer to the buying or selling of securities in a Covered Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Firm’s recommendations regarding the security.  It also includes buying or selling options, rights, warrants, futures contracts, convertible securities or other securities that are related to a security in which clients may effect transactions or as to which the Firm may make recommendations.  The Firm flatly prohibits these practices.

v. Duties of Confidentiality

The Firm’s Privacy Policies are described in Section 8 of this Manual.  All information relating to clients’ portfolios and activities is strictly confidential.  Consideration of a particular purchase or sale for a client account shall not be disclosed except to authorized persons in accordance with the Firm’s Privacy Policy.

vi. Gifts and Outside Activities

No Advisory Representative:

1.

Shall accept or receive any gift in excess of $100 value from any person or entity that does business with or on behalf of the Firm; or

2.

May accept a position as a director, trustee or general partner of a publicly traded company unless such position has been presented to and approved by the Firm.

C. Procedures

i. General

The CO will:

1.

Create and maintain a listing of all Advisory Representatives (Exhibit A);

2.

Require Advisory Representatives to read this Manual, including the policies and procedures relating to personal securities transactions, and to sign an annual acknowledgement (Exhibit B) of their knowledge and understanding of these procedures;

3.

Collect Quarterly Securities Transaction Reports of personal securities transactions from every Advisory Representative within 10 calendar days of each calendar quarter–end (Exhibit J).  Each Report shall contain:

a.

The date of the transaction, the title and the number of shares or the principal amount of each security involved;

b.

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.

The price at which the transaction was effected;

d.

The name of the broker/dealer or bank with or through whom the transaction was effected;

e.

The date the report was signed; and

f.

In the event that no reportable transactions occurred during the quarter, the report should be so noted and returned, signed and dated.

4.

Require each Advisory Representative to instruct each bank, or broker/dealer that executes transactions for any Covered Account to send duplicate statements directly to the CO (Exhibit K), and

5.

Require every Advisory Representative to report the name of any publicly owned company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him if such total ownership is more than 1 % of the company's outstanding shares.

ii. Review and Enforcement

The CO:

1.

Will Review Quarterly Securities Transaction Reports, brokerage statements, and/or the clients' securities transactions to determine whether a violation of this Code may have occurred. Before making any determination that any person has committed a violation, the CO may give the person an opportunity to supply additional explanatory material;

2.

If the CO determines that a violation of this Code may have occurred, he/she shall prepare a written determination and include any explanatory material provided by the individual;

3.

May impose upon the individual such sanctions as deemed appropriate; and

4.

Take the matter to Firm Counsel for further review.

D. Definitions

For purposes of this Section, the following terms shall have the stated meanings:

i. Beneficial Ownership

The concept of beneficial ownership is very broad. The Firm has adopted the definition contained in Standard VI of the Standards of Professional Conduct of the Association for Investment Management Research (AIMR). In this standard an Advisory Representative is a beneficial owner if he directly or indirectly through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in the securities or the investment.

These include not only securities held by a person or others for the person’s own benefit, but also securities held:

1.

By a person or others for the person ’s spouse, minor children and relatives who live full time in the person ’s home; and

2.

Securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Advisory Representative obtains benefits substantially equivalent to ownership.

a.

Examples Of Beneficial Ownership

1.

An Advisory Representative for his or her own benefit, whether bearer, registered in his or her own name, or otherwise;

2.

For an Advisory Representatives’ benefit (regardless of whether or how registered), such as securities held for the Advisory Representative by custodians, brokers, relatives executors or administrators;

3.

By a trust in which an Advisory Representative has an income or remainder interest unless the Advisory Representative ’s only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Advisory Representative;

4.

By an Advisory Representative or co-trustee, where either the Advisory Representative or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

5.

By a trust of which the Advisory Representative is the settlor, if the Advisory Representative has the power to revoke the trust without obtaining the consent of the beneficiaries;

6.

By a non-public partnership in which the Advisory Representative is a partner;

7.

By a personal holding company controlled by the Advisory Representative alone or jointly with others;

8.

In the name of the Advisory Representative ’s spouse unless legally separated;

9.

In the name of the minor children of the Advisory Representative or in the name of any relative of the Advisory Representative or of his/her spouse (including an adult child) who is presently sharing the Advisory Representative ’s home.  This applies even if the securities were not received from the Advisory Representative and the dividends are not actually used for the maintenance of the Advisory Representative ’s home;

10.

In the name of any person other than the Advisory Representative if by reason of any contract, understanding, relationship, agreement, or other arrangement the Advisory Representative obtains benefit substantially equivalent to those of ownership; and

11.

In the name of any person other than the Advisory Representative, even though the Advisory Representative does not obtain benefits substantially equivalent to those of ownership if the Advisory Representative can vest or request title in his/her name.

b.

 Disclaimer of Beneficial Ownership

The broad definition of beneficial ownership is for purposes of this Manual only; it does not necessarily cover other securities law or tax areas.  Rule 204-2 states that in reporting a securities transaction to the Firm, the reporting person can include in his or her report a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security.

For example, if a parent or custodian sold securities owned by a minor child under the Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership on the report.  A disclaimer may be important not only for other securities law purposes, but also because it might be some evidence of ownership for other purposes, such as estate taxes.  Accordingly, an Advisory Representative may wish to consult his/her own attorney on this issue.

ii. Control

Control is the power to exercise a controlling influence over the management or policies of a Firm, unless such power is solely the result of an official position with such Firm. Ownership of 25% or more of a Firm's outstanding voting security is presumed to give the holder control over the Firm.

iii. Covered Accounts

A Covered Account generally consists of any account in the name of the Firm or an Advisory Representative or in which the Firm or an Advisory Representative:

1.

Has any direct or indirect beneficial ownership interest and

2.

Exercises control or influence and/or

3.

An account carried in the name of, or for the direct beneficial interest of, a person related to the Advisory Representative (related person).

A Covered Account excludes any such account over which the employee exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

iv. Purchase or Sale of a Security

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

v. Related Person

A related person is deemed to include an Advisory Representative ’s:

1.

Spouse;

2.

Minor children; and

3.

Any other person residing with the Advisory Representative or to whose support the Advisory Representative significantly contributes (whether or not the person is a relative or in-law).

vi. Security

Security shall have the same meaning as that set forth in Advisers Act Section 2(a)(36), except that it shall not include securities issued by the Government of the United States or an agency thereof, banker's acceptances, bank certificates of deposit, commercial paper and registered, open-end mutual funds.

vii. Security Held or to be Acquired

A Security Held or to be Acquired by the clients means any security which, within the most recent fifteen days, (i) is or has been held by the clients or (ii) is being or has been considered by the Firm for purchase by the clients.

viii. Security being purchased or sold

A Security is being purchased or sold by the clients from the time when a purchase or sale has been communicated to the Firm until the time when such transaction has been fully completed or terminated.